EXHIBIT 99

HUNGRY MINDS, INC. ANNOUNCES REVENUES AND EARNINGS CONTINUE BELOW EXPECTATIONS IN FISCAL Q2 2001 AND CONTINUING DISCUSSIONS WITH BANKS ABOUT CREDIT AGREEMENT DEFAULT

Hungry Minds (Nasdaq:HMIN) said it expects to report a continuing decline in key drivers for Fiscal Q2 2001. Net revenues are projected to be 20% below expectations and 34% below the same period prior year. The previously provided guidance of $.10 earnings per share full year results is adjusted to a loss of ($.04) earnings per share as a result of this performance. Full year results are subject to possible changes in the book retailing marketplace which continues to be soft and less predictable than in previous years. The Company will announce its fiscal second quarter financial results on May 15, 2001 at 5:00 PM EST via a conference call and webcast on www.hungryminds.com.

The following business statements are forward looking and actual results may differ materially: The Company indicated that the primary factors in this expected decline reflect the continued soft market for both its technology and general how-to consumer titles. The slowdown of sales at some Internet-based retailers, which was evidenced during the holiday selling period, continues. Some of these retailers have announced layoffs of their own. Purchases from Internet retailers are down as much as 35%. Store closings in the office supply superstore channel and decreased sell-through at traditional book retailers have impacted increased inventory weeks on hand which is reflected in replenishment order patterns. Business in these segments is down approximately 20%. Several retailers have announced that they have filed Chapter 11 bankruptcy or scaled back the number of stores in the period. Returns of product from all customers are running 30% above plan. The continued slowing of PC sales to consumers, and the resulting effect on software, remains the key driver in soft sales for novice technology titles. Slow adoption of new technology by corporations due to general business conditions has negatively affected B to B technology business.

Additionally, the Company's results in this quarter were negatively impacted by one-time charges associated with the reorganization announced January 24, 2001. Severance and other related employee charges accounted for ($.02) Q2 earnings per share. The retrenchment of our Internet initiatives, also announced at the same time, resulted in a one-time write-off and write- down of assets acquired in the hungryminds.com acquisition in August of 2000 of ($.18) Q2 earnings per share.

The Company previously reported that it had advised its lenders under its $110.0 million syndicated revolving credit facility that it did not meet certain financial ratio covenants required under the Lender Credit Facility. The Company further reported, at that time, that its lenders had waived the Company's requirement to meet these covenants and that the parties were in negotiations to amend the Lender Credit Facility and provide less restrictive financial covenants. Since then, the Company has been working with its lenders on the terms of an amendment to the Lender Credit Facility but, to date, has not been able to reach an agreement on satisfactory terms. However, the Company has been notified by its lenders that the lenders had rescinded the waiver of these covenants and that the Company was in default under the terms of the Lender Credit Facility. The Company has been actively working with its Lenders to reverse that position, but no agreement has been reached. The Lenders stated that they were not exercising their rights to accelerate the Company's obligations under the Lender Credit Facility but they reserved their rights to do so. The Company is in continuing discussions with its lenders to resolve this matter, but no assurance can be given as to when or if an agreement containing satisfactory terms will be reached. The $9.5 million credit facility which an affiliate of the Company's parent, International Data Group, had agreed to provide contingent on the Lender's agreement to waive the default therefore also no longer remains in effect. IDG has however agreed in principle, subject to definitive documentation, to provide the Company upon request up to $9.5 million which, together with its cash from operations, will provide the Company with sufficient resources to meet its needs over the next ninety days.

The Company has been made aware that the Company's parent, International Data Group was considering making a proposal that would result in their acquiring all the outstanding Common Stock of the Company. International Data Group has not made such a proposal, the Company is not aware of their current intentions and there can be no assurance that such a proposal would be forthcoming or, if made, what the terms and conditions of such proposal would be.

The Company also announced that it has received the resignation of its two independent directors from its Board; Mr. Julius Hoeft and Mr. Gregoire Sentilhes.

Hungry Minds, Inc. (Nasdaq:HMIN), formerly known as IDG Books Worldwide, Inc. (Nasdaq:IDGB) is a leading global knowledge company with a diverse portfolio of technology, business, consumer and how-to brands, computer-based learning tools, Web-based products and Internet e-services. Hungry Minds' best-selling brands include For Dummies, Betty Crocker, Bible, CliffsNotes, Frommer's, the Unofficial Guide, Visual, Weight Watchers and Webster's New World. Hungry Minds is also the publisher of AOL Press, Hewlett-Packard Press, Netscape Press and Novell Press. Hungry Minds has thousands of active titles in 39 languages. Additionally, www.hungrymindsuniversity.com, provides more than 17,000 online courses and learning experiences from trusted academic names. Hungry Minds also owns the Web sites www.cliffsnotes.com, www.dummies.com and www.frommers.com. More information about Hungry Minds is available from the company's SEC filings or by visiting their corporate Web site at www.hungryminds.com. This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, general business conditions in the book publishing industry, risks associated with acquisitions and the risk factors detailed from time to time in the Company's periodic reports and registration statements which are filed with Securities and Exchange Commission. (c) 2001 Hungry Minds, Inc. All rights reserved. Hungry Minds and It's all possible! are trademarks or registered trademarks of Hungry Minds, Inc. All other trademarks are the property of their respective owners.